Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of February 14, 2022.

Thierry Cruanes

/s/ Thierry Cruanes

The Cruanes Family Trust DTD 6/12/2019

By: /s/ Thierry Cruanes
Thierry Cruanes, Trustee